Testing the Waters Materials Related to Series #MAYC5750

From the Rally App:

#MAYC5750

MUTANT APE #5750 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $70,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES MUTANT APE YACHT CLUB 5750 NFT

Investment Overview

•Upon completion of the Series #MAYC5750 Offering, Series #MAYC5750 will purchase a Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt for Series #MAYC5750 (The “Series Mutant Ape Yacht Club 5750 NFT” or the “Underlying Asset” with respect to Series #MAYC5750, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•The Bored Ape Yacht Club (commonly abbreviated as BAYC) is a collection of 10,000 “Bored Ape” NFTs created by Yuga Labs. Each Ape is unique and grants its owner entrance to the Yacht Club and associated membership benefits.

•The Underlying Asset is a Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt.

Asset Description

Overview & Authentication

•According to the BAYC website, each Ape is unique and “programmatically generated from over 170 possible traits, including expression headwear, clothing, and more.”

•The BAYC project was launched on April 30th, 2021. Originally, Apes were offered at a price of around $200. About a day after launch, all of the 10,000 Apes had sold out.

•The founders of the BAYC project have explained that their intention is for the NFTs to foster community and act as a “digital identity.”

•BAYC was one of the first NFT projects to allow individual buyers the commercial rights to their NFTs, according to The New Yorker. “…each member is allowed to brand his own projects or products and sell them independently.”

•Members of the BAYC were offered an NFT dog (a collection called the Bored Ape Kennel Club).

•The Mutant Ape Yacht Club is “a collection of up to 20,000 Mutant Apes that can only be created by exposing an existing Bored Ape to a vial of MUTANT SERUM or by minting a Mutant Ape in the public sale.”

•According to the BAYC website: “The MAYC is a way to reward our ape holders with an entirely new NFT—a “mutant” version of their ape—while also allowing newcomers into the BAYC ecosystem at a lower tier of membership.”

•On August 28, 2021, BAYC airdropped 10,000 vials of Mutant Serum NFTs that allowed existing BAYC holders to mint Mutant Apes. Then 10,000 additional MAYC were sold for $10,000 each. In a single hour, BAYC had sold $96 million in Mutant Apes.

•According to Decrypt, Yuga Labs “airdropped one free Mutant Serum NFT to the 10,000 existing Bored Ape Yacht Club NFT holders, letting them create a new Mutant Ape NFT image that looks like it was mutated from their original owned character.”

•The Mutant Serum NFTs came in one of three types according to Decrypt: “M1, M2, or Mega Mutant (M3). If a Bored Ape is injected with an M1 or M2 serum, the resulting Mutant Ape retains traits of the original ape. The M3 serum creates a completely different ape, with potentially rarer—and therefore more valuable—traits.”

•According to Yahoo: “Alongside CryptoPunks, BAYC has established itself as a premium “blue-chip” NFT collection and has attracted the likes of NBA players Steph Curry and Kevin Durant alongside popular social media personality and artist KSI into becoming holders of the now coveted collection.”

•On August 20th, 2021, Arizona Iced Tea announced a collaboration with BAYC in the form of an “Arizona Aped” NFT comic.

•On October 12, 2021, Variety announced that Yuga Labs had signed a representation deal with the founder of management firm Maverick, which counts Madonna and U2 among its clients.

•As of January 5th, 2022, Mutant Ape Yacht is the 5th ranked of the top NFTs on OpenSea all time, ranked by volume, floor price, and other statistics.

•According to Crypto Slam, there has been over $655 million in total MAYC sales since the project’s creation in August 2021. As of January 5, 2022, nearly $214 million of total sales have come since the start of December 2021 — over 32% of the total all-time sales.

•In December 2021, there was $136,486,183.67 in MAYC sales.

•In December 2021, Adidas launched an NFT collection in partnership with BAYC. In its first 72 hours, the project generated 11,391 ETH (over $43 million).

•On December 29, 2021, Decrypt reported: “Mutant Ape Yacht Club NFT prices are rising, with a nearly 500% increase in trading volume over the last week.”

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is Mutant Ape Yacht Club #5750.

•The Underlying Asset has the following five properties: M1 Hawaiian (Clothes), M1 Coins (Eyes), M1 Black (Fur), M1 Gray (Background), and M1 Bored (Mouth).

•The Underlying Asset was minted on August 29, 2021 by u7hD02.

•The Underlying Asset was sold on August 29, 2021, for 4.5 Ethereum ($14,513.85) to ETH wallet 7799. On September 1, 2021, the Underlying Asset was sold for 4.88 Ethereum ($18,686.40) to ETH wallet Kongyy. On September 2, 2021, the Underlying Asset was sold for 5.98 Ethereum ($22,650.45) to ETH wallet Emojii.

•The Underlying Asset is ranked the 17,102th most rare MAYC in the collection by Rarity Tools with a Rarity Score of 20.29.

Notable Defects

•The Underlying Asset is consistent with the description provided by The Mutant Ape Yacht Club and proof of ownership stored on the Ethereum blockchain.

Details

Series Mutant Ape Yacht Club 5750 NFT
Creator	Yuga Labs
NFT	Mutant Ape Yacht Club
Number	5750
Property	M1 Hawaiian (Clothes)
Property Rarity	2% Have This Trait
Property	M1 Coins (Eyes)
Property Rarity	4% Have This Trait
Property	M1 Black (Fur)
Property Rarity	9% Have This Trait
Property	M1 Gray (Background)
Property Rarity	9% Have This Trait

Property	M1 Bored (Mouth)
Property Rarity	17% Have This Trait
Rarity Score	20.29
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Mutant Ape Yacht Club 5750 NFT going forward.

#MAYC5750 | $70K

COMPARABLE ASSET VALUE

ASSET VALUE
+142.4%

TRANSACTIONS
107

“Mutant Ape Yacht Club has seen a tremendous amount of growth as famous celebrities continue to join the project and the price for these assets sky rocket.”

BENZINGA

January 2022

JOIN THE CONVERSATION ›

#MAYC5750 | *Visuals*

In the first hour of the project's launch, total MAYC sales reached $96M.

LAUNCH GALLERY ›

#MAYC5750 | *Timeline*

Apr. 2021 — The BAYC project is launched with Apes by Yuga Labs selling for around $200. After about one day, all 10,000 Apes sell out.

Aug. 2021 — Yuga Labs airdrops 10,000 vials of Mutant Serum NFTs that allow existing BAYC holders to mint Mutant Apes. 10,000 additional MAYC are sold for $10,000 each.

Aug. 2021 — #MAYC5750 is minted.

Aug. 2021 — #MAYC5750 is sold for 4.5 ETH ($14,513.85).

Sep. 2021 — #MAYC5750 is sold for 4.88 ETH ($18,686.40).